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                                                                    EXHIBIT 99.1


                          [NEOTHERAPEUTICS LETTERHEAD]

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

             NEOTHERAPEUTICS ANNOUNCES $10 MILLION PRIVATE PLACEMENT
                          OF COMMON STOCK AND WARRANTS

Irvine, California - November 19, 1999 - NeoTherapeutics, Inc. (Nasdaq: NEOT; NEOTW) announced today the sale to two private institutional investors of 845,594 shares of common stock at $11.83 per share for a total price of $10,000,000.

In addition to the common stock, the investors received 5-year warrants ("primary warrants") to purchase 126,839 shares of common stock at the exercise price of $14.24 per share, and additional warrants ("adjustment warrants") to purchase for a nominal exercise price possible additional shares of common stock at two reset dates, four and six months subsequent to the closing. An indeterminate number of shares are issuable upon exercise of the adjustment warrants based on the price of the Company's common stock at each reset date. Should the average market price of the common stock, as determined under the Agreement, exceed approximately $13.25 per share at each reset date or exceed certain average price levels during the two reset periods, the adjustment warrants for such reset period are cancelable. Further, at the time of the first reset, the Company has the option to redeem up to one half of the shares of common stock sold at the closing and thereby cancel the second reset.

"The lead institution previously has made a significant investment in the Company. We are encouraged to have this investor continue to provide additional financing as a measure of their confidence in us. The proceeds of this financing will enable us to continue to further expand our clinical trial program for NeoTherapeutics' lead compound, NEOTROFIN(TM) as a potential treatment for Alzheimer's disease," stated Sam Gulko, NeoTherapeutics' Chief Financial Officer.

NeoTherapeutics' research program is focused on developing small molecules capable of promoting nerve regeneration and repair for a range of neurological diseases and conditions such as Alzheimer's and Parkinson's diseases, stroke and spinal cord injury. Additional compounds in NeoTherapeutics' product pipeline address other health issues such as obesity, migraine and depression. Recently, NeoTherapeutics has acquired rights to research and potential products in the area of functional genomics. For additional Company information, visit the NeoTherapeutics web site at www.neotherapeutics.com.

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NeoTherapeutics Announces $10 Million Private Placement
November 19, 1999
Page 2



This press release contains forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the early stage of product development, the need for additional funding, the initiation and completion of clinical trials and dependence on third parties for clinical testing, manufacturing and marketing. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.


CONTACTS:

Investment Community:                        Media:
Carol Gruetter                               Kelly Finley
NeoTherapeutics, Inc.                        Halsted Communications, Inc.
Tel:    (949) 788-6700                       Tel:     (800) 600-7111 x.250
e-mail: cgruetter@neotherapeutics.com                 (323) 225-1835
                                             e-mail:  kfinley@halsted.com



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